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                                                                    Exhibit 99.1

FOR IMMEDIATE RELEASE
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January 10, 2001


                     Anker Announces Plans for Sentinel Mine
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         Morgantown, WV - As previously disclosed, the contract miner for Anker
Coal Group, Inc.'s (the "Company") Sentinel Mine located in Barbour County, West Virginia has encountered adverse roof conditions over the past 12 months in the areas of the mine that are being developed to reach the western portion of the Company's Middle Kittanning reserve. The poor roof conditions have significantly reduced coal production from this mine. Because of the uncertainty of the roof conditions, the Company began working on plans to develop the Upper Kittanning seam which lies approximately 45 to 50 feet above the Middle Kittanning seam. The Company currently owns and controls approximately 20 million tons of clean recoverable coal in the Upper Kittanning seam.

         During the month of December, the contract miner reported improved roof conditions in the mine. However, a substantial, unexpected roof fall occurred in the mine on December 30, 2000. After evaluating the fall and the roof conditions, the Company has decided to immediately begin the work necessary to access the Upper Kittanning seam from its existing mining operation. The Company has engaged the contract miner for the Sentinel Mine to perform this work. In order to begin producing coal from the Upper Kittanning seam as soon as possible, the contract miner will temporarily cease coal production in the Sentinel Mine and will devote its entire workforce to this project. Based on current information, the Company estimates that the work to access the Upper Kittanning seam will be completed during the first quarter and will cost approximately $1.3 million. Following the completion of this work, the contract miner will begin producing coal from the Upper Kittanning seam. Once coal production from that seam reaches acceptable levels, the Company will evaluate resuming production in the Middle Kittanning reserve.

         While the Company believes that it can develop the Upper Kittanning seam from its existing operations, the development and success of a mining operation in that seam are subject to numerous risks and uncertainties, many of which are beyond the Company's control. Accordingly, the Company cannot give any assurances that it will be able to successfully develop and mine the Upper Kittanning seam.

         This release may contain statements that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are not guarantees of future performance and involve risks and uncertainties. Actual results may differ materially from those described or implied herein as a result of various factors, many of which are beyond the Company's control.

         Anker Coal Group, Inc. and its subsidiaries produce and sell coal used principally for electric generation and steel production in the eastern United States.

         Contact Bruce Sparks, President, Anker Coal Group, Inc. at
(304) 594-1616.